Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Taylor Morrison Home
Corporation
Investor Relations
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Home Corporation Announces Public Offering of Class A Common Stock

Proceeds to be Used to Purchase Interests from Equity Sponsors.

SCOTTSDALE, Ariz., May 1, 2017 /PRNewswire/ – Taylor Morrison Home Corporation (“Taylor Morrison”) (NYSE:TMHC), today announced the commencement of an underwritten public offering of 10,000,000 shares of its Class A common stock.

Taylor Morrison intends to use all of the net proceeds that it receives from the offering to purchase partnership units in its direct subsidiary - TMM Holdings II Limited Partnership - along with shares of Taylor Morrison’s Class B common stock, held by its current equity sponsors that are affiliates of and funds managed by TPG Global, LLC and Oaktree Capital Management, L.P. The aggregate number of partnership units and corresponding shares of Class B common stock purchased by Taylor Morrison will be equal to the number of shares of Class A common stock sold in the offering.

J.P. Morgan Securities LLC and Citigroup are acting as joint book-running managers and underwriters for the proposed public offering, and may offer the shares of Class A common stock purchased by them from Taylor Morrison from time to time in one or more transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or negotiated prices.

An effective shelf registration statement relating to such shares of Class A common stock has been filed with the Securities and Exchange Commission (“SEC”). A copy of the preliminary prospectus supplement relating to the offering has been filed with the SEC and may be obtained from the website of the SEC at www.sec.gov, or from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related prospectus.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the public offering described above, Taylor Morrison’s operations and business environment, market conditions and other factors, all of which are difficult to predict and many of which are beyond Taylor Morrison’s control.

About Taylor Morrison Home Corporation:

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that has been recognized as the 2016 and 2017 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

Contact:

Investor Relations Contact:

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com